Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1, dated as of December 24, 2003 (the “Amendment”), is between Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of October 30, 2002 (the “Rights Agreement”); and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.               Amendments to Section 1.

(a)           The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(a)         “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares of the Company for or pursuant to the terms of any such plan.  Notwithstanding the foregoing, (i) BVF (as such term is hereafter defined) shall not be deemed an Acquiring Person unless it becomes the Beneficial Owner of Common Shares of the Company representing more than the BVF Percentage (as such term is hereinafter defined) of the Common Shares of the Company then outstanding, (ii) following the Closing Date (as such term is hereinafter defined), no Purchaser (as such term is hereinafter defined) shall be deemed an Acquiring Person by virtue of such Purchaser being the Beneficial Owner of any Securities (as such term is hereinafter defined) acquired pursuant to the terms of any of the Transaction Documents (as such term is hereinafter defined); provided that if any Purchaser acquires Beneficial Ownership of any Common Shares of the Company other than pursuant to the terms of any of the Transaction Documents and, immediately following such acquisition, such Purchaser Beneficially Owns 10% or more of the Common Shares of the Company then outstanding (including by virtue of its Beneficial Ownership of Securities), such Purchaser shall be deemed to have become an Acquiring Person as a result of such acquisition, and (iii) no Person (including BVF or any Purchaser) shall be or become an “Acquiring Person” as the result of an acquisition of Common Shares of the Company by the

Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more (or more than the BVF Percentage in the case of BVF) of the Common Shares of the Company then outstanding; provided, however, that if a Person shall be or become the Beneficial Owner of 10% or more (or more than the BVF Percentage in the case of BVF) of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall thereafter become the Beneficial Owner of any additional Common Shares of the Company (other than, in the case of any Purchaser, pursuant to the terms of any Transaction Documents), then such Person shall be deemed to be an “Acquiring Person”.  Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares of the Company so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”

(b)           The definition of “BVF Percentage” in Section 1(f) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(f)          “BVF Percentage” shall mean 19%; provided, however, that whenever BVF disposes of beneficial ownership of any Common Shares of the Company and, immediately thereafter, BVF shall be the Beneficial Owner of less than 18% of the Common Shares of the Company then outstanding, the BVF Percentage shall automatically decrease to equal the percentage of the then outstanding Common Shares of the Company beneficially owned by BVF after giving effect to such disposition, rounded up to the next highest whole percentage; provided further that the BVF Percentage shall in no event be less than the percentage set forth in Section 1(a) hereof, and shall in no event increase as a result of any acquisition of beneficial ownership of Common Shares of the Company by BVF following any decrease in the BVF Percentage caused by any disposition of beneficial ownership of Common Shares of the Company by BVF.

(c)           The following definitions are hereby added to the end of Section 1 of the Rights Agreement to read as follows:

(r)            “Closing Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(s)           “Securities” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(t)            “Securities Purchase Agreement” shall mean the Securities Purchase Agreement dated as of December    , 2003, among the Company and the

purchasers indicated on the signature pages thereto (such Persons, together with their permitted assigns under the Securities Purchase Agreement, are referred to herein as the “Purchasers”); capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

(u)           “Transaction Documents” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

Section 2.               New Section 35.

The following is added as a new Section 35 to the Rights Agreement:

“Section 35.           The Securities Purchase Agreement, etc.

Notwithstanding anything contained in this Agreement to the contrary, neither the approval, execution or delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby shall cause (i) any Purchaser to be an Acquiring Person, (ii) a Shares Acquisition Date to occur or (iii) a Distribution Date to occur.”

Section 3.               Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 4.               Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 5.               Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 6.               Effect of Amendment.  Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

ARENA PHARMACEUTICALS, INC.

By:	/s/ Jack Lief
Name: Jack Lief
Title: President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY

By:	/s/ Ian Yewer
Name: Ian Yewer
Title: President and Chief Operating Officer

By:	/s/ Zachary De Lisa
Name: Zachary De Lisa
Title: Operations Manager